PROMISSORY NOTE

$100,000.00 USD	Date: May 8, 2006

FOR VALUE RECEIVED, SOLAR ENERTECH CORP. (the “Promissor”) hereby promises to pay to COACH CAPITAL LLC, or such other holder for the time hereof (the “Holder”), the principal amount of One Hundred Thousand Dollars ($100,000.00) in the United States currency (the “Principal Amount”) ON DEMAND, and to pay interest thereon at the rate of ten percent (10%) per annum calculated annually from May 8, 2006 on so much of the Principal Amount as shall be outstanding from time to time.

Arrears in payment of the Principal Amount or any interest shall bear interest at the rate of ten percent (10%) per annum calculated annually. Default in paying the Principal Amount or any interest shall, at the option of the Holder, render the entire balance then owing hereunder at once due and payable. Time shall be of the essence of this Note. Extension of time for payment of all or any part of the amount owing hereunder at any time or times, or failure of the Holder to enforce any of the rights or remedies hereunder, shall not release the Promissor and shall not constitute a waiver of the rights of the Holder to enforce such rights and remedies thereafter.

Should suit be brought to recover on this Note, the Promissor promises to pay reasonable attorney’s fees and court costs in addition to the amount found to be due on this Note.

IN WITNESS WHEREOF the Promissor has executed this Note on May 8, 2006

SOLAR ENERTECH CORP.

By: “Leo Shi Young”
Authorized Signatory